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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                OCTOBER 25, 2006
                Date of Report (Date of earliest event reported)

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                                   PCTEL, INC.
             (Exact name of registrant as specified in its charter)

            DELAWARE                      000-27115               77-0364943
(State or Other Jurisdiction of   (Commission File Number)      (IRS Employer
         Incorporation)                                      Identification No.)

                         8725 W. HIGGINS ROAD, SUITE 400
                                CHICAGO, IL 60631
          (Address of Principal Executive Offices, including Zip Code)

                                 (773) 243-3000
              (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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The company filed its Current Report on Form 8-K dated April 7, 2006 related to the discontinuance of its manufacturing operations at its factory in Dublin, Ireland. It updated the information with a separate Current Report on Form 8-K dated July 28, 2006. This filing updates the information presented in the previous filings.

ITEM 2.05 COSTS ASSOCIATED WITH EXIT OR DISPOSAL ACTIVITIES

     On April 7, 2006, the company reached an agreement in principle with the labor union responsible for the company's manufacturing and certain other personnel in its Dublin, Ireland factory to discontinue the manufacture of the iVET, PMR and DPMR lines of the company's antenna products at that location. The agreement was formally signed on April 20, 2006. This agreement enabled the company to wind down its manufacturing operations at the Dublin facility, terminate 65 redundant employee positions, terminate its facilities lease at this location, and reduce its pension obligations to terminated and remaining employees. Manufacturing of the lines of antenna products was relocated either to a contract manufacturer in St. Petersburg, Russia, or to the company's Antenna Products Group facility in Bloomingdale, Illinois. The process of winding down manufacturing operations in Dublin and relocating the products to their new manufacturing locations was completed in August 2006. We expect related general and administrative support functions to be eliminated by the end of 2006.

     The company will continue to maintain antenna research and development as well as sales and marketing activities in a smaller facility in Dublin to be established during the fourth quarter of 2006. The company believes that its restructuring activities will enable it to improve the gross profit margins of the antenna product lines that were included with the company's acquisition of Sigma Wireless Technologies in July 2005.

     The company incurred restructuring costs related to the discontinuation of its Dublin manufacturing operations. The categories of costs are: severance pay for employees whose jobs were made redundant; future minimum lease payments through June 2007 on the existing Dublin facility which will be vacated; and, termination of the employee pension defined benefit plan. The severance, future lease payments, and a portion of the termination of the employee pension defined benefit plan result in cash expenditures.

     The company incurred aggregate severance costs of approximately $1.5 million. Approximately $0.5 million was recorded in the first quarter, $0.9 million in the second quarter and $0.1 million in the third quarter. All severance was paid out by September 30, 2006, except for $17,000 which will be paid by the end of 2006.

     The company incurred $0.1 million of costs related to the future minimum lease payments between the time the facility was downsized and the end of the minimum lease period.

     The company terminated the pension plan and funded an agreed upon $0.6 million cash obligation in June 2006. The result was a non-cash net gain on termination of the plan of $2.6 million, which was recorded in the second quarter as an offset to restructuring cost.

ITEM 2.06 MATERIAL IMPAIRMENTS

     In conjunction with the discontinuance of manufacturing operations in the Dublin facility, the company will dispose of fixed assets no longer required. The company recorded restructuring expense in the third quarter related to identified assets with a net book value of $0.6 million. The disposal of these assets will be completed in the fourth quarter 2006. The impairment is non-cash in nature.


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     In conjunction with the discontinuance of manufacturing operations in the
Dublin facility, the company disposed of inventory that was not compatible with the new manufacturing model. The value of the inventory was $0.8 million, and was recorded as a restructuring expense in the second and third quarters of 2006. The impairment is non-cash in nature.

     The restructuring of the Dublin operations directly relates to the products acquired from Sigma Wireless Technologies in July 2005. In conjunction with the completion of the restructuring, the company has reevaluated the carrying value of the related technology and customer relationships intangible assets and goodwill of that acquisition, as required by Statement of Financial Accounting Standards No. 121 "Accounting for the Impairment of Long Lived Assets and for Long Lived Assets to be Disposed Of" and Statement of Accounting Standards No. 142 "Goodwill and Intangible Assets". The company concluded that the carrying value of intangible assets was impaired by $6.0 million and the carrying value of the goodwill was impaired by $14.3 million. The impairment cost was recorded in the third quarter of 2006. These impairments are non-cash in nature.


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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 25, 2006

                                     PCTEL, INC.


                                     By: /s/ John W. Schoen
                                         ---------------------------------------
                                         John W. Schoen, Chief Financial Officer


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